SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2004

ORBIMAGE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50933	54-1660268
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21700 Atlantic Boulevard
Dulles, Virginia 20166
(703) 480-7500

(Address and Telephone Number of Principal Executive Offices)

N/A

(Former Name or Former Address, if Changed since Last Report)

Item 8.01 Other Events

On March 16, 2005, ORBIMAGE Inc. issued a press release announcing the preliminary results of its previously announced rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on March 14, 2005.

A preliminary assessment indicates that the offering was over-subscribed: over 9 million investment units, each unit consisting of one share of Common Stock of the Company and one warrant to purchase one share of Common Stock of the Company, were subscribed through the exercise of basic subscription rights and oversubscription privileges, constituting approximately 277% of the 3,258,406 investment units offered. The Company expects that the exact number of investment units available for allocation pursuant to oversubscription exercises will be determined by Tuesday, March 22, 2005. Proration of oversubscription shares will be made in accordance with the procedures described in the prospectus for the rights offering. The Company expects to issue the shares of Common Stock and Warrants offered in the rights offering to subscribing stockholders on March 25, 2005.

The Company also announced that it has appointed The Bank of New York, 101 Barclay Street, New York, New York 10286, as Transfer Agent with respect to its Common Stock with immediate effect, and as Warrant Agent with respect to the Warrants to be issued pursuant to the rights offering.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 16, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2005	ORBIMAGE INC.

By: /s/ William L. Warren William L. Warren Vice President, General Counsel & Secretary